Exhibit 99.1

Contact:

Carol DeGuzman

Senior Director, Investor Relations

650-246-6898

investors@anesiva.com

ANESIVA ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS AND RECEIVES NOTIFICATION FROM NASDAQ

SOUTH SAN FRANCISCO, CA, December 19, 2008-Anesiva, Inc. (Nasdaq: ANSV), a specialty pain management company, announced today that consistent with its recent announcement of a positive Phase 3 clinical trial for Adlea™ and to focus on this asset by going to a virtual company model, five members of the company's Board of Directors have resigned, reducing the number of Directors to five.

The Board accepted the resignations of Thomas J. Colligan, Carter H. Eckert, James A. Harper and Robert L. Zerbe from the Anesiva Board of Directors on December 16, 2008. The Board accepted the resignation of James N. Campbell on December 19, 2008. Mr. Colligan's and Mr. Eckert's resignations reduced the number of members of the Audit Committee of the Board of Directors to one. On December 16, 2008, the company notified the Nasdaq Stock Market, Inc., of its non-compliance with Nasdaq Marketplace Rule 4350(d) which in part requires at least three members on the audit committee. On December 18, 2008, Nasdaq confirmed that the company was not in compliance with Nasdaq's audit committee requirements.

On December 19, the Board of Directors appointed Rodney A Ferguson, who joined Anesiva's Board of Directors as Chairman in November 2000, to the Audit Committee. As a result, the company notified Nasdaq on December 19, 2008 of Dr. Ferguson's appointment to fill a vacancy on the audit committee and believes that it is eligible for the cure period provided in Nasdaq Marketplace Rule 4350(d)(4)(B).

"The company is grateful for the counsel provided by Mr. Colligan, Mr. Eckert, Mr. Harper, Dr. Zerbe and Dr. Campbell, and for their active membership on the Anesiva Board of Directors to help us reach our ACTIVE-2 positive Phase 3 clinical trial outcome of Adlea™ in total knee arthroplasties," said Anesiva's President and CEO Michael L. Kranda.

"We thank the departing Board members for their contributions and valued service to the company," said Board Chairman Rodney A. Ferguson. "As Anesiva focuses on the continued development of Adlea™, our novel, non-opioid product candidate for the management of acute pain following orthopedic surgeries, and transitions to a virtual company model, I am pleased to continue leading the Board, working with company management and participating as a member of the audit committee to move the company forward."

About Anesiva

Anesiva, Inc. seeks to be a leader in the development of novel pharmaceutical products for pain management. The company's lead product candidate is Adlea, a novel small molecule formulation of capsaicin that is currently in development for the management of acute pain following orthopedic surgeries. Adlea has been shown in ACTIVE-2 and in previous clinical trials to provide well-tolerated and extended pain relief after only a single administration in multiple indications for site-specific, acute and chronic, moderate-to-severe pain.

Anesiva is based in South San Francisco, CA. For more information, go to www.anesiva.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as "seek," "may," "will," "move," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the nature and extent of additional Adlea clinical trials that may be required by the U.S. Food and Drug Administration prior to Anesiva's submission of an application for approval to market Adlea, and whether any such additional trials will be successful. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva's annual report on Form 10-K for the year ended December 31, 2007, and its most recent filing on Form 10-Q.